United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTPORT INNOVATIONS INC.

(Exact name of Registrant as specified in its charter)

Alberta	3537	Not Applicable
(Province or other jurisdiction of incorporation or organization )	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification No. (if applicable))

Suite 101, 1750 West 75th Avenue

Vancouver, British Columbia

Canada V6P 6G2

(604) 718-2000

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation

111 Eighth Avenue, 13 Floor

New York, NY 10011

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code)

of agent for service in the United States)

Copies to:

Eva H. Davis	Timothy J. Robson
Kirkland & Ellis LLP	Bennett Jones LLP
333 S. Hope Street	4500 Bankers Hall East
Los Angeles, CA 90071	855 2nd Street SW
USA	Calgary, AB T2P 4K7
Canada

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☑	At some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2. ☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.     ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)
Common Shares, Preferred Shares, Subscription Receipts, Warrants, Debt Securities and Units (3)	$291,690,000	$33,427.68
TOTAL	$291,690,000	$33,427.68

(1)	Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offer price per security. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed U.S.$291,690,000.
(2)	U.S. dollar amounts are calculated based on the maximum aggregate offering price of Cdn.$300,000,000 converted into U.S. dollars based on the noon rate of exchange on December 20, 2011, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of Cdn$1.00 equals U.S.$0.9723.
(3)	Where all or a portion of the securities offered under a registration statement remain unsold after the offering’s completion or termination, or withdrawal of the registration statement, Rule 457(p) permits the aggregate total dollar amount of the filing fee associated with those unsold securities to be offset against the total filing fee due for a subsequent registration statement or registration statements. U.S.$14,613,241.38 of securities remain unsold from Registration Statement 333 - 160709 filed on July 20, 2009. U.S.$815.45 of such filing fee will be used to offset the filing fee for this registration statement.
(4)	Subject to footnote (1), there are being registered hereunder an indeterminate number of common shares, preferred shares, subscription receipts, warrants to purchase common shares, senior or subordinated unsecured debt securities, and/or units comprised of one or more of the other securities described in the registration statement in any combination as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of common shares as may be issuable upon exercise of warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authority.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus has been filed under legislation in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador that permits certain information about these securities to be determined after this short form prospectus has become final and that permits the omission from this short form prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Investor Relations and Communications of Westport Innovations Inc. at 101 – 1750 West 75th Avenue, Vancouver, British Columbia V6P 6G2, telephone (604) 718-8321 and are also available electronically at www.sedar.com. See “Documents Incorporated by Reference”.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	December 22, 2011

Cdn.$300,000,000

Common Shares

Preferred Shares

Subscription Receipts

Warrants

Debt Securities

Units

We may from time to time during the 25-month period that this prospectus (the “Prospectus”), including any amendments, remains valid, sell under this Prospectus up to Cdn.$300,000,000 (or the equivalent in other currencies or currency units) aggregate initial offering price of our common shares (“Common Shares”), preferred shares (“Preferred Shares”), subscription receipts (“Subscription Receipts”), warrants to purchase Common Shares (“Warrants”), senior or subordinated unsecured debt securities (“Debt Securities”), and/or units comprised of one or more of the other securities described in this Prospectus in any combination, (“Units” and, together with the Common Shares, Preferred Shares, Subscription Receipts, Debt Securities and Warrants, the “Securities”). We may offer Securities in such amount and, in the case of the Preferred Shares, Subscription Receipts, Debt Securities, Warrants and Units, with such terms as we may determine in light of market conditions. We may sell the Preferred Shares, Subscription Receipts, Debt Securities and Warrants in one or more series.

There are certain risk factors that should be carefully reviewed by prospective purchasers. See “Risk Factors”.

The specific variable terms of any offering of Securities will be set forth in a supplement to this Prospectus relating to such Securities (each, a “Prospectus Supplement”) including where applicable: (i) in the case of the Common Shares, the number of Common Shares offered, the currency (which may be Canadian dollars or any other currency), the issue price and any other specific terms; (ii) in the case of Preferred Shares, the number of Preferred Shares being offered, the designation of the series, the offering price, dividend rate, if any, and any other specific terms; (iii) in the case of Subscription Receipts, the number of Subscription Receipts offered, the currency (which may be Canadian dollars or any other currency), the issue price, the terms and procedures for the exchange of the Subscription Receipts and any other specific terms; (iv) in the case of Warrants, the designation, the number of Warrants offered, the currency (which may be Canadian dollars or any other currency), number of the Common Shares that may be acquired upon exercise of the Warrants, the exercise price, dates and periods of exercise, adjustment procedures and any other specific terms; (v) in the case of Debt Securities, the designation, aggregate principal amount and authorized denominations of the Debt Securities, any limit on the aggregate principal amount of the Debt Securities, the currency (which may be Canadian dollars or any other currency), the issue price (at par, at a discount or at a premium), the issue and delivery date, the maturity date (including any provisions for the extension of a maturity date), the interest rate (either fixed or floating and, if floating, the method of determination thereof), the interest payment date(s), the provisions (if any) for subordination of the Debt Securities to other indebtedness, any redemption provisions, any repayment provisions, any terms entitling the holder to exchange or convert the Debt Securities into other securities and any other specific terms; and (vi) in the case of Units, the designation, the number of Units offered, the offering price, the currency (which may be Canadian dollars or any other currency), terms of the Units and of the securities comprising the Units and any other specific terms.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada (the “MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. Annual financial statements for the year ended March 31, 2011 included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of United States companies. In accordance with Item 18 of Form 20-F, information regarding the impact upon the Corporation’s audited consolidated financial statements of significant differences between Canadian GAAP and United States generally accepted accounting principles (“U.S. GAAP”) is contained in Note 24 to the Corporation’s audited consolidated financial statements as at March 31, 2011 and 2010 and for each of the years in the three-year period ended March 31, 2011, which are incorporated herein by reference. Effective April 1, 2011, we adopted U.S. GAAP. As a result, we have prepared our interim financial statements as at September 30, 2011 and for the three and six months ended September 30, 2011 in accordance with U.S. GAAP.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. You should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of securities. See “Certain Income Tax Considerations”.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated or organized under the laws of Alberta, Canada, that some or all of our officers and directors are residents of Canada, that some or all of the underwriters or experts named in this Prospectus are residents of Canada, and that all or a substantial portion of our assets and the assets of such persons are located outside the United States.

THESE SECURITES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ii

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

Our outstanding securities are listed for trading on the Toronto Stock Exchange (“TSX”) under the trading symbol “WPT” and on the NASDAQ Global Market (“NASDAQ”) under the trading symbol “WPRT”. Unless otherwise specified in any applicable Prospectus Supplement, the Preferred Shares, Subscription Receipts, Warrants, Debt Securities, and Units will not be listed on any securities exchange. There is no market through which the Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units may be sold and purchasers may not be able to resell the Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units purchased under this Prospectus. This may affect the pricing of these securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See the “Risk Factors” section of the applicable Prospectus Supplement.

We may sell the Securities to or through underwriters, dealers, placement agents or other intermediaries or directly to purchasers or through agents. See “Plan of Distribution”. The Prospectus Supplement relating to a particular offering of Securities will identify each person who may be deemed to be an underwriter with respect to such offering and will set forth the terms of the offering of such Securities, including, to the extent applicable, the initial public offering price, the proceeds that we will receive, the underwriting discounts or commissions and any other discounts or concessions to be allowed or reallowed to dealers. The managing underwriter or underwriters with respect to Securities sold to or through underwriters, if any, will be named in the related Prospectus Supplement.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus.

Our head office is located at 101 – 1750 West 75th Avenue, Vancouver, British Columbia V6P 6G2, and our registered office is located at 4500 – 855 2nd Street S.W., Calgary, Alberta T2P 4K7.

iii

DEFINITIONS AND OTHER MATTERS

In this Prospectus and any Prospectus Supplement, unless otherwise indicated, references to “we”, “us”, “our”, “Westport” or the “Corporation” are to Westport Innovations Inc. All references to “dollars”, “Cdn.$” or “$” are to Canadian dollars and all references to “U.S.$” are to United States dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus and any Prospectus Supplement is determined using Canadian generally accepted accounting principles.

Prior to the fiscal year commencing April 1, 2011, we prepared our financial statements in accordance with Canadian GAAP, which differ from U.S. GAAP. Canadian GAAP financial statements for the year ended March 31, 2011 incorporated by reference in this Prospectus and any Prospectus Supplement and in the documents incorporated by reference in this Prospectus and in any applicable Prospectus Supplement may not be comparable to financial statements prepared in accordance with U.S. GAAP. You should refer to Note 24 of our audited consolidated financial statements for the years ended March 31, 2011 and 2010 and for each of the years in the three-year period ended March 31, 2011 for a discussion of the principal measurement differences between our financial results determined under Canadian GAAP and under U.S. GAAP and for disclosure differences. See “Documents Incorporated by Reference”. Effective April 1, 2011 we adopted U.S. GAAP, and as a result, we have prepared our interim financial statements as at September 30, 2011 and for the three and six months ended September 30, 2011 in accordance with U.S. GAAP.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus and any Prospectus Supplement, and in certain documents incorporated by reference in this Prospectus, may constitute “forward-looking statements”. When used in such documents, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “project” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. In particular, this Prospectus and the documents incorporated by reference in this Prospectus contain forward-looking statements pertaining to the following:

•	the future demand for Cummins Westport Inc. (“CWI”), Westport and Westport Light Duty Inc. (formerly Juniper Engines Inc.) (“WLD”), products;

•	the penetration of our existing markets and expansion of those markets;

•	our ability to successfully launch new technology in light-, medium-, and heavy-duty markets initiatives;

•	our ability to expand, exploit and protect our intellectual property;

•	our capital expenditure and engineering investment programs;

•	the future desirability and use of natural gas as an alternative fuel;

•	commodity prices and the fuel price differential between natural gas, diesel and other petroleum-based products;

•	ongoing relationships between us and our business and joint venture partners;

•	our ability to continue to compete with our competitors and their technologies;

•	the capital and operating costs of vehicles using our technologies relative to alternative technologies;

•	continuing growth in the transportation sector and in the natural gas engine market;

•	profit margins and production costs of engines incorporating our technologies;

•	the further development of infrastructure supporting the application of natural gas as an alternative fuel;

•	increasing penetration of our technologies in key markets within the transportation sector and in key geographic markets;

•	increasingly stringent environmental and emissions regulations in the future;

•	ongoing availability of government incentives and mandates for our technology;

•	our ability to attract and retain personnel;

•	production methods for our liquefied natural gas (“LNG”), compressed natural gas (“CNG”), and liquefied petroleum gas (“LPG”) systems;

•	increasing commercialization of our technologies;

•	expansion of our product offerings;

•	our adoption, timing and ability to meet certain accounting and regulatory standards;

•	the ability of our products to adapt to the use of biogas and manufactured fuels, including hydrogen, as fuels;

•	our estimates and assumptions used in our accounting policies, and accruals, including warranty accruals, and financial condition;

•	our compliance with environmental regulations; and

•	our foreign subsidiary’s past and potential future involvement with countries subject to Canadian and U.S. sanctions and embargoes.

Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in this Prospectus, any Prospectus Supplement and in the documents incorporated by reference into this Prospectus and other unforeseen risks, including, without limitation:

•	market acceptance of our products;

•	product development delays;

•	delays in contractual commitments;

•	changing environmental regulations;

•	the ability to attract and retain business partners;

•	the success of our business partners and original equipment manufacturers (“OEMs”), with whom we partner;

•	future levels of government funding and incentives;

•	competition from incumbent or new technologies;

•	price differential between CNG, LNG and LPG relative to petroleum-based fuels;

•	limitations on our ability to protect our intellectual property;

•	potential claims or disputes in respect of our intellectual property;

•	limitations in our ability to successfully integrate acquired businesses;

•	limitations in the development of natural gas refueling infrastructure;

•	the ability to provide the capital required for research, product development, operations and marketing; and

•	those risks discussed in this Prospectus under the heading “Risk Factors”.

You should not rely on any forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after we distribute this Prospectus, except as otherwise required by law.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Vice President, Investor Relations and Communications at 101-1750 West 75th Avenue, Vancouver, British Columbia, V6P 6G2, telephone (604) 718-8321. Copies of documents incorporated by reference may also be obtained by accessing the web site located at www.sedar.com.

We have filed the following documents with the securities commissions or similar regulatory authorities in certain of the provinces of Canada and such documents are specifically incorporated by reference in this Prospectus:

•	our annual information form dated June 1, 2011 for the year ended March 31, 2011 (the “AIF”);

•	our management proxy circular dated June 1, 2011 relating to the annual meeting of shareholders held on July 14, 2011 (the “Management Proxy Circular”);

•

our audited consolidated financial statements as at March 31, 2011 and 2010 and for the years ended March 31, 2011, 2010 and 2009, together with the notes thereto, and the auditors’ report thereon addressed to our shareholders;

•	our management’s discussion and analysis of financial condition and results of operations dated June 8, 2011 for the year ended March 31, 2011;

•	our business acquisition report dated September 14, 2010 relating to our acquisition of OMVL S.p.A. (“OMVL”);

•	our business acquisition report dated September 14, 2011 relating to our acquisition of Emer S.p.A (“Emer”);

•	our interim consolidated financial statements as at September 30, 2011 and for the three and six months ended September 30, 2011; and

•	our interim management’s discussion and analysis of financial condition and results of operations dated October 31, 2011, for the three and six months ended September 30, 2011.

Any documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions of the Canadian Securities Administrators to be incorporated by reference in a short form prospectus, including any annual information form, comparative annual financial statements and the auditors’ report thereon, comparative unaudited interim financial statements, management’s discussion and analysis of financial condition and results of operations, material change report (except a confidential material change report), business acquisition report and information circular, if filed by us with the securities commissions or similar authorities in the provinces of Canada after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus.

To the extent that any document or information incorporated by reference into this Prospectus is included in a report filed by us with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) after the date of this Prospectus such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part, if and to the extent expressly provided in such report.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Upon a new annual information form and related audited annual financial statements and management’s discussion and analysis being filed by us with, and where required, accepted by, the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador during the term of this Prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, all unaudited interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of our financial year in which the new annual information form and related audited annual financial statements and management’s discussion and analysis are filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new unaudited interim financial statements and related management’s discussion and analysis being filed by us with the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador during the term of this Prospectus, all unaudited interim financial statements and related management’s discussion and analysis filed prior to the new unaudited interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new information circular relating to an annual meeting of holders of Common Shares being filed by us with the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador during the term of this Prospectus, the information circular for the preceding annual meeting of holders of Common Shares shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

One or more Prospectus Supplements containing the specific variable terms for an issue of the Securities and other information in relation to such Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

We are subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith we file reports and other information with the SEC and with the securities regulatory authorities in Canada. Under the MJDS adopted by Canada and the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required to publish financial statements as promptly as United States companies.

Investors may read any document that we have filed with the SEC and may also obtain copies of those documents by paying a fee at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents we have filed with the SEC at the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. We are also subject to filing requirements prescribed by the securities legislation of all Canadian provinces. These filings are electronically available from SEDAR (www.sedar.com).

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the Business Corporations Act (Alberta). The majority of our officers and directors and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all, or a substantial portion of their assets and a substantial portion of our assets, are located outside the United States.

We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the

United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws or the securities laws of any state of the United States.

We have been advised by our Canadian counsel, Bennett Jones LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Bennett Jones LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus.

WESTPORT INNOVATIONS INC.

Our governing corporate statute is the Business Corporations Act (Alberta). Our head office and principal place of business is at 101 - 1750 West 75th Avenue, Vancouver, British Columbia V6P 6G2. Our registered office is at 4500 Bankers Hall East, 855 – 2nd Street S.W., Calgary, Alberta T2P 4K7.

We have one material subsidiary, Westport Power Inc. (“WPI”), which is 100% wholly-owned and incorporated pursuant to the Business Corporations Act (British Columbia). In addition, we own 100% of the voting securities of Westport Fuel Systems Inc., a Delaware corporation; 100% of the voting securities of Westport Innovations (Australia) Pty. Ltd., a Victoria, Australia corporation; and 100% of the voting securities of Westport Innovations (Hong Kong) Limited, a Hong Kong, China corporation. We, through WPI, hold 50% of the voting securities of CWI, a Delaware corporation; 50% of the voting securities of BTIC Westport Inc. (“BWI”), a Chinese corporation; 35% of the voting securities of Weichai Westport Inc. (“WWI”), a Chinese corporation and 100% of the voting securities of WLD, a British Columbia corporation. We indirectly hold 100% of the outstanding shares of Juniper Engines Italy Srl, an Italian company which, in turn, holds 100% of the outstanding shares of OMVL and Emer, which are both Italian companies and 100% of the outstanding shares in Alternative Fuel Vehicle Sweden AB (“AFV”), a Swedish company.

OUR BUSINESS

We are a leading provider of high-performance, low-emission engine and fuel system technologies utilizing gaseous fuels. Our technology and products enable light- (2.4 litre), medium- (5.9 to 8.9 litre), heavy-duty (11 to 16 litre) and high-horsepower (greater than 16 litre) petroleum-based fuel engines to use primarily natural gas, giving users a cleaner, and generally less expensive alternative fuel based on a more abundant natural resource. To date, we have sold over 30,000 natural gas and propane engines to customers in more than 19 countries. We currently have strategic relationships with three of the world’s top four engine producers and supply or have strategic relationships with five of the world’s top six truck producers.

Since our founding in 1995, we have focused on developing technology that allows us to produce more environmentally sustainable engines without compromising the performance, fuel economy, durability and reliability of diesel engines. We have invested over $250 million towards the research, development and commercialization of our proprietary technologies, which allow engines to operate on natural gas while preserving the key benefits of diesel engines. The substitution of natural gas for petroleum-based fuel drives a significant reduction in harmful combustion emissions, such as nitrogen oxides, particulate matter and greenhouse gas, in addition to providing a relatively inexpensive alternative fuel from a more plentiful natural resource. Our systems enable combustion engines to use gaseous fuels, such as natural gas, propane, biogas or hydrogen. Our research and development effort and investment have resulted in a substantial patent portfolio that serves as the foundation for our differentiated technology offerings and competitive advantage.

We leverage our proprietary technology by partnering with leading diesel engine and truck OEMs to develop, manufacture and distribute our engines to a diverse group of global truck and bus OEMs. Our strategic relationships with OEMs provide us with access to their manufacturing capacity, supply chain and global distribution networks without incurring the considerable investment associated with these assets. We commercialize our technology in markets where demand for clean, low emission engines is prevalent, including light-duty, medium- to heavy-duty, and heavy-duty.

CWI, our 50:50 joint venture with Cummins, Inc., (“Cummins”), serves the medium- to heavy-duty engine markets. CWI’s engines are offered globally by more than 60 OEMs of transit and shuttle buses, conventional trucks and tractors, and refuse collection trucks, as well as specialty vehicles such as short-haul port drayage trucks, material handling trucks, street sweepers and vehicles for selected industrial applications. The fuel for CWI engines is typically carried on the vehicles as CNG or LNG. CWI engines are produced at Cummins’ plants in the United States, China and India, allowing CWI to leverage Cummins’ global manufacturing footprint without incurring additional capital costs. CWI also utilizes Cummins’ supply chain, back office systems and distribution and sales networks.

Westport Heavy Duty (“Westport HD”), serves the heavy-duty engines markets and currently offers a 15 litre natural gas engine for the heavy-duty trucking market. Westport HD applies our proprietary development platform and is engaged in the engineering, design and marketing of natural gas-enabling technology for the heavy-duty diesel engine and truck market. The fuel for the Westport HD system is typically carried on the vehicle as LNG to provide greater energy density compared to CNG and to allow the vehicle to travel further before refuelling. At the heart of the Westport HD system is our proprietary high pressure direct injection (“HPDI”) technology, which provides the environmental and cost benefits of natural gas while delivering comparable benefits of diesel engines: high efficiency over the speed and torque operating range, high torque capability and robust reliability.

Westport Light-Duty (“Westport LD”), which is currently composed of WLD, OMVL and, as of July 1 and October 11, 2011, Emer and AFV, respectively, designs, produces and sells high-performance alternative fuel engines, systems and components targeting the high volume light-duty vehicle and engine segments for automotive and industrial markets. Westport LD offers advanced technology natural gas and LPG engines and fuel systems for the OEM light-duty automotive and industrial markets. Westport LD also offers OMVL and Emer brand aftermarket kits and components for conversion of engines from gasoline, or petrol, to CNG and LPG. Westport LD leverages our advanced engineering and the precision high volume manufacturing of Italian operations OMVL and Emer. For industrial applications, Westport LD offers complete engine solutions to industrial vehicle OEMs and stationary packagers globally. The Juniper brand engine provides robust performance for material handling, municipal, construction, and other harsh and challenging applications. Westport LD currently supplies Clark Material Handling Company (“Clark”) with Juniper 2.4L CNG and LPG industrial engines based on the Hyundai platform for Clark forklifts sold globally. The Juniper 2.4L engine is also available for stationary applications such as engine power units for oilfield and agricultural installations and for electrical power generation. Effective August 3, 2011, the name of Juniper Engines Inc. was formally changed to Westport Light Duty Inc. This was a change of name only and the business continues unaffected. WLD will continue to use the “Juniper” brand.

Westport has formed additional joint ventures to capitalize on the growth of alternative fuel engines in geographic markets outside of North America. In July 2010, Westport established WWI, a joint venture between Westport (35% interest), Weichai Power Co. Ltd. (40% interest) and Hong Kong Peterson (CNG) Equipment Ltd. (25% interest), to focus on the Chinese market. WWI develops, manufactures, and sells advanced, alternative fuel engines and parts for use in automobiles, buses, heavy-duty trucks, marine applications and power generation. WWI occupies a 20,000 square metre site in China with an annual production capacity of 20,000 engines. The current engines are widely used in city bus, coach, and heavy-duty truck applications in China or exported to other regions globally. WWI intends to utilize Westport’s natural gas technology expertise and the distribution network of engine manufacturing leaders seeking to deliver best-in-class solutions in a rapidly developing market. WWI has experienced significant growth in China with over $46 million in revenue for calendar 2010 compared to $21 million in revenue for the same period in the previous year.

In 2009, Westport announced that Volvo had entered into an agreement with Westport as a Tier 1 Development Supplier for its heavy-duty natural gas engines and associated supply chain. Westport will supply its HPDI technology and work together with the Gothenburg, Sweden engine manufacturer to qualify appropriate suppliers consistent with Volvo volume and quality expectations. In July 2010, Westport and Volvo signed a new development and commercialization agreement. The natural gas engine development program is expected to result in an engine that will meet future emission requirements and be commercialized according to a mutually agreed timeline.

Westport has also established BWI, a 50:50 joint venture between Westport and Beijing Tianhai Industry, to focus on tanks to support the Westport HD business. BWI combines our core competencies in LNG fuel systems with BTIC’s global cryogenic tank manufacturing capabilities. The joint venture fills a need within the natural gas vehicle industry for more cost-effective, custom-engineered tanks for LNG.

For the fiscal year ended March 31, 2011 and 2010, Westport generated revenue of $148.1 million and $121.7 million, respectively. Our net loss for the same periods was $42.3 million and $34.7 million, respectively. The revenue generated by CWI, as a percentage of our consolidated revenue, for the fiscal year ended March 31, 2011 and 2010 was 75% and 92%, respectively.

RECENT DEVELOPMENTS

On October 12, 2011, Westport announced that it had completed the acquisition of AFV of Gothenburg, Sweden for approximately $7.6 million (SEK 51.0 million). The purchase price consists of a closing amount of approximately $3.1 million (SEK 21 million), of which $2.1 million (SEK 14.3 million) was paid in cash and $1.0 million (SEK 6.7 million) in Westport common shares with the number of shares calculated using a 20-day volume-weighted average price. Westport also assumed AFV’s existing debt of approximately $1.2 million (SEK 8.2 million) and repaid a $0.4 million (SEK 2.8 million) shareholder loan to Göteborg Energi. The total purchase price also includes earn-out payments of $2.8 million (SEK 19.0 million) payable in Westport common shares and tied to revenue and production milestones to be achieved no later than December 31, 2014.

On September 28, 2011, Westport announced that a new natural gas Westport WiNG™ Power System (“WiNG™”) will be available in the Ford F-250 and F-350 Super Duty pickup trucks sold and serviced through authorized Ford dealers. The F-250 and F-350 pickup trucks can also run on ordinary gasoline. As part of the product launch with Ford Super Duty Pickup Trucks, Westport LD has unveiled the new WiNG™ system, an advanced, integrated, bi-fuel system for passenger and commercial vehicles targeting fleet customers.

On September 23, 2011, Westport announced that it had raised $34.3 million (Cdn.$36.0 million) through the issuance of debentures offered by Macquarie Private Wealth Inc. (“Macquarie”), on a private placement basis, to replace previously issued debentures that matured in July 2011. The debentures are unsecured and subordinated to senior indebtedness, which mature on September 22, 2014, and bear interest at 9% per annum, payable in cash semi-annually in arrears on March 15th and September 15th of each year during the term, commencing on March 15, 2012. The debentures are not listed on any stock exchange. Westport paid Macquarie a cash commission equal to 3.85% of the gross proceeds of the offering.

On September 7, 2011, Westport announced that it had entered into an agreement with Shell to launch a co-marketing program in North America aimed at providing customers a better economic case when purchasing and operating LNG–powered vehicles (“LNGV”) by consolidating key value chain components such as fuel supply, customer support and comprehensive maintenance into a single, user-friendly package. Under the terms of the agreement, both companies will leverage their industry-leading positions in LNG production and distribution for Shell and LNGV systems and technology for Westport, to deliver a superior integrated commercial solution to participating customers, initially in North America. Also, the companies will collaborate to develop industry standards for LNG as a new transportation fuel in support of their on-going efforts to maintain the highest health, safety and sustainable development practices.

On July 1, 2011, Westport announced that it had completed the acquisition of Emer. Upon closing, Westport paid consideration of $39.7 million, which consists of $17.6 million in cash and 881,860 common shares of Westport. The purchase price includes the assumption of approximately $77.0 million in existing net debt within Emer. Post-closing, Westport paid down $36.3 million of the debt, leaving $40.7 million in net debt. Emer is a leading provider in the CNG and LPG industry. The combined operations under Westport LD will offer a complete systems solution to OEMs looking to take advantage of the growing alternative fuel market. The acquisition positions Westport to more rapidly penetrate attractive end markets, including North America.

On June 28, 2011, Westport announced that it had entered into an agreement with General Motors (NYSE:GM/TSX:GMM) to help develop advanced natural gas engine technology. Both General Motors and Westport will bring their extensive expertise to develop natural gas engine controls, emissions and performance strategies. Westport announced the planned opening of a new Technical Center in Michigan. Westport’s personnel currently includes approximately 15 people in Farmington Hills, Michigan, and Westport plans to add more people and invest in facilities as demand grows for natural gas-powered, alternative-fuel vehicles. To support OEM programs, Westport plans to add research and development facilities to develop technologies that enable vehicles to run on natural gas for business and government fleets, and personal use. Utilization of domestic energy, the creation of jobs and protection of the environment, are all part of Westport’s business objectives.

On May 17, 2011, Westport announced that it had entered into an agreement with Caterpillar, Inc. (“Caterpillar”) (NYSE:CAT) to evaluate direct injection, natural gas fuel system technologies for possible use on Caterpillar’s large engines. As part of the agreement, the parties will combine their respective technologies and components to develop a fuel system that will be evaluated on a multi-cylinder test engine. Through this evaluation project, Westport and Caterpillar are seeking to demonstrate that the integration of their respective direct injection, natural gas technologies can deliver the high performance and high efficiency requirements large engine applications will demand. Under the terms of the agreement, the evaluation is expected to be completed in 2012, with program expenses shared by both Caterpillar and Westport.

On April 5, 2011, Westport announced that Heckmann Corporation, a water solutions company focused on water issues worldwide and, in particular, oil and natural gas exploration and production, is teaming up with Encana Natural Gas Inc. (“Encana”), a subsidiary of Encana Corporation, Westport and Peterbilt Motors Company (“Peterbilt”), a division of PACCAR Inc., to transition its truck fleet from traditional diesel vehicles to natural gas vehicles. Under the terms of the agreement, Encana will make fueling services available where Heckmann Water Resources (“HWR”) operates its fleet of water transportation vehicles. HWR will use the trucks to service its customers’ natural gas wells and provide water handling services in conjunction with its system of pipelines and disposal wells. HWR has issued a purchase order for 200 Peterbilt 367 LNG trucks incorporating Westport HD systems, from Westport.

On April 1, 2011, Westport announced that U.S. President Barack Obama, Secretary of Energy Steven Chu and Transportation Secretary Ray LaHood visited a United Parcel Service, Inc. (“UPS”) shipping facility in Landover, Maryland to view various alternative fuel vehicles from UPS, AT&T, Pepsi-Frito Lay, and Verizon’s clean fleets and to announce a National Clean Fleets Partnership. An LNG Kenworth T800 truck powered by Westport HD system was showcased at the event to demonstrate UPS’ commitment to reduce the emissions of its truck fleet while taking a step toward U.S. energy security.

RISK FACTORS

A prospective purchaser of Securities should carefully consider the list of risk factors incorporated by reference in this Prospectus before purchasing our Securities. Our ability to generate revenue and profit from our technologies is dependent on a number of factors, and the risks identified below, if they were to occur, could have a material impact on our business, financial condition, liquidity, results of operation or prospects. While we have attempted to identify the primary known risks that are material to our business, the risks and uncertainties described in the documents incorporated by reference in this Prospectus are not the only ones we face. Additional risks and uncertainties, including those that we do not know about now or that we currently believe are immaterial may also adversely affect our business, financial condition, liquidity, results of operation or prospects.

Risks Related to Our Business

We have incurred and continue to incur losses.

We have incurred substantial losses since our inception in 1996 and continue to incur losses and experience negative cash flows. We cannot predict if or when we will operate profitably or generate positive cash flows or if we will be able to implement our business strategy successfully. Pursuing our strategy requires us to incur significant expenditures for research and product development, marketing, and general administrative activities. As a result, we need to continue to grow our revenues and gross margins to achieve and sustain profitability and positive operating cash flows, and we may need to raise additional capital.

We may be unable to raise additional capital.

Execution of our business plan and our commercial viability could be jeopardized if we are unable to raise additional funds for our commercialization plans, to fund working capital, research and development projects, sales, marketing and product development activities, and other business opportunities. We attempt to mitigate this risk by generating funds from a variety of sources including: through the sale of our commercial products, through the sale of non-core assets including long-term investments, through funding from government agencies, industry and business partners, and through the issuance of shares or debt in the public equity markets or through strategic investors. In addition, we try to maintain reserves of cash and short-term investments and seek to obtain funding commitments before we take on any significant incremental initiatives. There can be no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to pursue our commercialization plans.

A sustained economic recession could negatively impact our business.

Global economic factors beyond our control such as a sustained and far reaching economic recession, more restrictive access to credit markets or other broad economic issues may negatively affect the natural gas vehicle market, and reduce demand for our products as partners and potential customers defer replacing older vehicles or expanding their fleets. Our bad debt expense may increase, and we may need to assist potential customers with obtaining financing or government incentives to help customers fund their purchases of our products.

Potential fluctuations in our financial results make financial forecasting difficult.

We expect our revenues and results of operation to continue to vary significantly from quarter to quarter. Sales and margins may be lower than anticipated due to timing of customer orders and deliveries, unexpected delays in our supply chain, general economic and market-related factors, product quality, performance and safety issues, and competitive factors. The current economic environment also makes projecting financial results more difficult. In addition, the continuance and timing of government funding of our research and development programs is difficult to predict and may cause quarter to quarter variations in financial results. In addition, due to our early stage of commercialization on some products, we cannot accurately predict our future revenues or results of operations or the timing of government funding on our current research and development programs. We are also subject to normal operating risks such as credit risks, foreign currency risks, and global and regional economic conditions. As a result, quarter-to-quarter comparisons of our revenues and results of operation may not be meaningful. It is likely that in one or more future quarters our results of operation will fall below the expectations of securities analysts and investors. If this happens, the trading price of our Common Shares might be materially and adversely affected.

A market for engines with our fuel systems may never develop or may take longer to develop than we anticipate.

Although we have seen strong growth in CWI revenues and interest from port drayage fleets, municipalities and private fleets, engines with our fuel systems represent an emerging market, and we do not know whether end-users will ultimately want to use them or pay for their initial incremental purchase price. The development of a mass market for our fuel systems may be affected by many factors, some of which are beyond our control, including: the emergence of newer, more competitive technologies and products; the future cost of natural gas and other fuels used by our systems; the ability to successfully build the refuelling infrastructure necessary for our systems; regulatory requirements; availability of government incentives; customer perceptions of the safety of our products; and customer reluctance to try a new product.

If a market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

Certain of our products may not achieve widespread adoption.

Our direct injection technology has been demonstrated in heavy-duty trucks, light-duty vehicles and high horsepower applications. However, we do not know when or whether we will be successful in the commercialization of products for any of our target markets. There can be no assurance that engines using our direct injection technology will perform as well as we expect, or that prototypes and commercial systems will be developed and sold in commercially viable numbers.

Our Westport HD systems presently have higher initial capital costs than the incumbent competing technologies, and manufacturing costs of some of our products at a large-scale commercial level have not been confirmed. If we are unable to produce fuel systems that are economically competitive, on a life-cycle cost basis, in terms of price, reliability and longevity, operators of commercial vehicle fleets and power generators will be unlikely to buy products containing our fuel systems.

We are partly dependent on government incentives to facilitate demand for our products and fund our research and development programs and these incentives may not be renewed or may be redirected.

Our business has benefited from the availability of governmental incentives, such as tax credits, to encourage the use of natural gas in trucks, buses and other vehicles. The Federal Tax credit for alternative fuelled vehicles expired on December 31, 2010. HR 4853 (Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010) was passed December 17, 2010 which extended the expiration of the $0.50 per gallon credit for alternative fuels including natural gas, and the natural gas fuelling infrastructure credit of up to $30,000 until December 31, 2011. This legislation also included a provision for 100% bonus depreciation for some capital assets acquired before January 1, 2012. Efforts are underway to pass a streamlined version of the NAT GAS Act, HR 1380 (New Alternative Transportation to Give Americans Solutions Act of 2011) which was introduced on April 6, 2011. This bill seeks to amend the IRS code to allow for tax credits for natural gas vehicles, fuel and fuelling infrastructure for a period of 5 years. The NAT GAS Act of 2011 allows for a greater number of natural gas technologies to qualify for credits including dual and bi-fuel vehicles. The bill also provides tax credits to vehicle manufacturers and funding for natural gas vehicle research and development. While the bill has been well received with over 180 co-sponsors, it has not been passed into law. The NAT GAS Act has been referred to 3 committees and has not yet been scheduled for debate or voting.

In the absence of federal legislation, individual states such as Texas with HB 2938/SB 20 and Pennsylvania with a series of bills included in the “Marcellus Works” legislation, have introduced bills to provide incentives to promote the use of natural gas fuelling infrastructure and vehicles.

We cannot predict whether or when any of these bills will become law, and therefore whether any of the existing incentives will be renewed or new incentives enacted. While we believe that, even in the absence of governmental incentives, there are sufficient financial, environmental and other reasons for customers to buy our engines, continued uncertainty over whether such governmental incentives will be available in the United States could cause United States customers to delay making a decision on whether to purchase our engines, which in turn could negatively impact our business for so long as such uncertainty persists.

While some of our customers and potential customers have made successful applications for government incentives to assist them in converting their vehicles to natural gas engines, there is no guarantee that such incentives will continue to be available. Today, our LNG systems customers and potential customers in the United States may have access to local, state and federal incentives through programs and initiatives such as the federal income tax credits for fuel and infrastructure, and state grants such as those offered by the CARB, California Energy Commission, and the SCAQMD. If these and other similar incentive programs are discontinued or are no longer available to our customers and potential customers, it may have a material adverse effect on our sales.

In addition, we enter into agreements with government agencies to help fund our research and development programs. There can be no assurance that we will succeed in being awarded future funding from any government agencies at the same levels we have received in the past or at all. Funding agreements with government agencies are also subject to audit, which could result in certain funding being denied or monies received from such agencies having to be repaid.

Fuel price differentials are hard to predict and may be less favourable in future.

The acceptance of natural gas-fuelled engines by customers depends in part on the price differential between natural gas and diesel fuel. Natural gas has generally been, and currently is, less expensive than diesel fuel in many jurisdictions. This price differential is affected by many factors, including changes in the resource base for natural gas compared with crude oil, pipeline transportation capacity for natural gas, refining capacity for crude oil and government excise and fuel tax policies. While this price differential increased in fiscal 2011, there can be no assurance that natural gas will remain less expensive than diesel fuel. This may impact upon potential customers’ decisions to adopt natural gas as an energy solution in the short term.

Our growth is dependent on natural gas refuelling infrastructure that may not take place.

For motor vehicles, natural gas must be carried on board in liquefied or compressed form, and there are few public or private refuelling stations available in most jurisdictions. There can be no assurance of the successful expansion of the availability of natural gas as a vehicle fuel or that companies will develop refuelling stations to meet projected demand. If customers are unable to obtain fuel conveniently and affordably, a mass market for vehicles powered by our technology is unlikely to develop.

Changes in environmental and regulatory policies could hurt the market for our products.

We currently benefit from, and hope to continue to benefit from, certain government environmental policies, mandates and regulations around the world, most significantly in the international automotive market and in the United States. Examples of such regulations include those that provide economic incentives, subsidies, tax credits and other benefits to purchasers of low emission vehicles, restrict the sale of engines that do not meet emission standards, fine the sellers of non-compliant engines, tax the operators of diesel engines and require the use of more expensive ultra-low sulphur diesel fuel. There can be no assurance that these policies, mandates and regulations will be continued. Incumbent industry participants with a vested interest in gasoline and diesel, many of which have substantially greater resources than we do, may invest significant time and money in an effort to influence environmental regulations in ways that delay or repeal requirements for clean vehicle emissions. If these are discontinued or if current requirements are relaxed, this may have a material impact on our competitive position.

We currently face, and will continue to face, significant competition.

Our products face, and will continue to face, significant competition, including from incumbent technologies. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. Other companies, many of which have substantially greater customer bases, businesses, and financial and other resources than us, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

Competition for our products may come from current power technologies, improvements to current power technologies and new alternative power technologies, including other fuel systems. Each of our target markets is currently serviced by existing manufacturers with existing customers and suppliers using proven and widely accepted technologies. Additionally, there are competitors working on developing technologies such as cleaner diesel engines, bio-diesel, fuel cells, advanced batteries and hybrid battery/internal combustion engines in each of our targeted markets. Each of these competitors has the potential to capture market share in various markets, which could have a material adverse effect on our position in the industry and our financial results. For our products to be successful against competing technologies, especially diesel engines, they must offer advantages in one or more of these areas: regulated or un-regulated emissions performance; fuel economy; fuel cost; engine performance; power density; engine and fuel system weight; and engine and fuel system price. There can be no assurance that our products will be able to offer advantages in all or any of these areas.

We depend on our intellectual property and our failure to protect that intellectual property could adversely affect our future growth and success.

Failure to protect our existing and future intellectual property rights could seriously harm our business and prospects and may result in the loss of our ability to exclude others from practicing our technology or our own right to practice our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation and/or be enjoined from using such intellectual property. Our patents do not guarantee us the right to practice our technologies if other parties own intellectual property rights that we need in order to practice such technologies. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. As is the case in many other industries, the web of intellectual property ownership in our industry is complicated and, in some cases, it is difficult to define with precision where one property begins and another ends. In any case, there can be no assurance that:

•

any of the rights we have under U.S. or foreign patents owned by us or other patents that third parties license to us will not be curtailed, for example, through invalidation, circumvention, challenge, being rendered unenforceable or by license to others:

•	we were the first inventors of inventions covered by our issued patents or pending applications or that we were the first to file patent applications for such inventions;

•	any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, or be issued at all;

•	our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies;

•	any of our trade secrets will not be learned independently by our competitors; or

•

the steps we take to protect our intellectual property will be adequate. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our strategic partners and employees. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

Certain intellectual property has been licensed to us from third parties who may also license such intellectual property to others, including our competitors. If necessary or desirable, we may seek further licenses under the patents or other intellectual property rights of others. However, we can give no assurances that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain or renew a license from a third party for intellectual property we use at present could cause us to incur substantial costs and to suspend the manufacture, shipment of products or our use of processes requiring such intellectual property.

We could become engaged in intellectual property litigation or disputes that may negatively affect our business.

From time to time, claims have been made by third parties that the practice of our technology infringes upon patents owned by those third parties. Although we have seen no valid basis for any of these claims, as our business grows, parties may attempt to take advantage of that growth and assert similar claims and demands for compensation. Our response to such claims will be commensurate with the seriousness of the allegations, their potential effect on our business and the strength of our position. We will examine a range of options, from formal legal action to obtain a declaratory judgment of non-infringement, to the initiation of design changes. We intend to vigorously defend our intellectual property.

As a result, while we are not currently engaged in any material intellectual property litigation. we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or in which the scope, validity and enforceability of our intellectual property rights is challenged. In addition, we may commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation or disputes, including any that may arise in respect of our HPDI technology or LNG tanks, could be time consuming and result in significant expense to us, diversion of resources, and delays or stoppages in the development, production and sales of products or intellectual property, whether or not any claims have merit or such litigation or disputes are resolved in our favour. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

•	pay substantial damages;

•	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

•	expend significant resources to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringing intellectual property.

Any such result could require the expenditure of substantial time and other resources and could have a material adverse effect on our business and financial results.

We are dependent on relationships with strategic partners.

Execution of our current strategy is dependent on cooperation with strategic partners for technology development, manufacturing and distribution. To be commercially viable, our fuel systems must be integrated into engines, and our engines must be integrated into chassis manufactured by OEMs. We can offer no guarantee that existing technology agreements will be renewed or advanced into commercialization agreements, or that our strategic partners will not seek to renegotiate or amend those agreements before or after a product has been commercialized. We can offer no guarantee that even if technology agreements do exist with our strategic partners that OEMs will manufacture engines with our fuel systems or chassis for our engines, or if they do manufacture such products, that customers will choose to purchase them. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our products and our financial results. In addition, there can be no assurance of the commercial success of any joint ventures in which we are, or will become, involved.

Any change in our relationships with our strategic partners, whether as a result of economic or competitive pressures or otherwise, including any decision by our strategic partners to reduce their commitment to our products and technology in favour of competing products or technologies, to change or seek to change the terms of our contractual relationships with them or to bring to an end our various alliances, could have a material adverse effect on our business and financial results.

In addition, disputes regarding the rights and obligations of the parties have in the past and may in the future arise under our agreements with our strategic partners. These and other possible disagreements have in the past and may in the future lead to the renegotiation or modification of such agreements, or could lead to the termination of such agreements or delays in collaborative research, development, supply, or commercialization of certain products, or could require or result in litigation or arbitration. Moreover, disagreements have in the past and may in the future arise with our strategic partners over rights to intellectual property. These kinds of disagreements could result in costly and time-consuming litigation. Any such conflicts with our strategic partners could reduce our ability to obtain future collaboration agreements and could have a negative impact on our relationship with existing strategic partners.

We are dependent on relationships with our suppliers.

While we have negotiated supply agreements with various manufacturers and have entered into strategic supply agreements with BTIC, a Sino-Korean company located in Beijing, China, Cryostar, a division of The Linde Group, and Delphi Automotive Systems, LLC, certain of these manufacturers may presently be the sole supplier of key components for our products, and we are dependent on their ability to source materials, manage their capacity, workforce and schedules. In particular, we are dependent on sole suppliers for our injectors, tanks and pumps for our Westport HD systems and their ability to ramp up capacity and maintain quality and cost to support our production requirements. For a number of reasons, including but not limited to shortages of parts, labour disruptions, lack of capacity and equipment failure, a supplier may fail to supply materials or components that meet our quality, quantity or cost requirements or to supply any at all. If we are not able to resolve these issues or obtain substitute sources for these materials or components in a timely manner or on terms acceptable to us, our ability to manufacture certain products may be harmed, and we may be subjected to cancellation of orders or penalties for failed or late deliveries, which could have a material adverse effect on our business and financial results. Our products also use steel and other materials that have global demand. The prices and quantities at which those supplies are available fluctuate and may increase significantly. Competitive pressure, however, may not allow us to increase the sales price of our products. Any such increases may therefore negatively affect our margins and financial condition. We mitigate these risks by seeking secondary suppliers, carrying inventory and locking in long-term pricing when possible. There are no guarantees, however, that we will be successful in securing alternative suppliers or that our inventory levels will be sufficient for our production requirements.

We are dependent on our relationship with Cummins for CWI revenues and profits.

The majority of our revenues are currently derived from the operations of CWI, which purchases all of its current and foreseeable engine products from Cummins-affiliated plants and distributors. Although the factories operate with modern technology and experienced management, there can be no assurance that the factory and distribution systems will always be able to perform on a timely and cost-effective basis. Any reduction in the manufacturing and distribution capabilities of Cummins-affiliated plants and distributors could have a material adverse effect on our business and financial results.

Our limited production trials, commercial launch activities and field tests could encounter problems.

We conduct limited production trials and field tests on a number of our products as part of our product development cycle, and we are working on scaling up our production capabilities. These trials, production readiness activities and field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly, and the failure to maintain and service the test prototypes properly. Some of these potential problems and delays are beyond our control. Any problem or perceived problem with our limited production trials and field tests could hurt our reputation and the reputation of our products and delay their commercial launch.

We may have difficulty managing the expansion of our operations.

To support the launch, and increase sales and service, of our Westport HD systems, we may be required to expand the scope of our operations rapidly. This may include a need for a significant increase in employees and an increase in the size, or relocation, of our premises and changes to our information systems, processes and policies. Such rapid expansion may place a significant strain on our senior management team, support teams, information technology platforms and other resources. In addition, we may be required to place more reliance on our strategic partners and suppliers, some of whom may not be capable of meeting our production demands in terms of timing, quantity, quality or cost. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any rapid expansion could harm our business, prospects, results of operations or financial condition.

Warranty claims could diminish our margins.

There is a risk that the warranty accrual included in our cost of product revenue is not sufficient, and we may recognize additional expenses as a result of warranty claims in excess of our current expectations. Such warranty claims may necessitate a redesign, re-specification, a change in manufacturing processes, and/or recall of our products, which may have an adverse impact on our finances and on existing or future sales. Although we attempt to mitigate against these risks through our sales and marketing initiatives and our product development, quality assurance, support and service programs, there can be no assurance that such initiatives and programs are adequate or that sales of our commercial products will continue to grow and contribute financially. Even in the absence of any warranty claims, a product deficiency such a manufacturing defect or a safety issue could be identified, necessitating a product recall, which could itself have an adverse impact on our finances and on existing or future sales.

New products may have different performance characteristics from previous products. In addition, we have limited field experience with our Westport HD systems from which to make our warranty accrual estimates.

We could become subject to product liability claims.

Our business exposes us to potential product liability claims that are inherent to natural gas, LPG and hydrogen and products that use these gases. Natural gas, LPG and hydrogen are flammable gases and are potentially dangerous products. Any accidents involving our products or other natural gas, LPG or hydrogen-based products could materially impede widespread market acceptance and demand for our engines and fuel systems. In addition, we may be subject to a claim by end-users or others alleging that they have suffered property damage, personal injury or death because our products did not perform adequately. Such a claim could be made whether or not our products perform adequately under the circumstances. From time to time, we may be subject to product liability claims in the ordinary course of business, and we carry a limited amount of product liability insurance for this purpose. However, our current insurance policies may not provide sufficient or any coverage for such claims, and we cannot predict whether we will be able to maintain our insurance coverage on commercially acceptable terms.

We could become liable for environmental damages resulting from our research, development or manufacturing activities.

The nature of our business and products exposes us to potential claims and liability for environmental damage, personal injury, loss of life, and damage to or destruction of property. Our business is subject to numerous laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our operations may not comply with future laws and regulations, and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits, and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims. In addition, depending on the nature of the claim, our current insurance policies may not provide sufficient or any coverage for such claims.

We have foreign currency risk.

While a majority of our revenues, cost of sales, expenses and warranty balances are denominated in U.S. dollars, many of our operating expenses, other than cost of sales, are in Canadian dollars and European Euros, and we report in U.S. dollars. Foreign exchange gains and losses are included in results from operations. A large decline in the value of the U.S. dollar relative to the Canadian dollar or Euro relative to the U.S. dollar could negatively impact margins and other financial results. We have not entered into foreign exchange contracts to hedge against gains and losses from foreign currency fluctuations. In Fiscal 2011, on average, the U.S. dollar declined 6.8% against the Canadian dollar.

We could lose or fail to attract the personnel necessary to run our business.

Our success depends in large part on our ability, and that of our affiliates, to attract and retain key management, engineering, scientific, manufacturing and operating personnel. As we develop additional capabilities, we may require more skilled personnel. Given the highly specialized nature of our products, these personnel must be highly skilled and have a sound understanding of our industry, business or our technology. Recruiting personnel for the alternative fuel industry is also highly competitive. Although to date we have been successful in recruiting and retaining qualified personnel, there can be no assurance that we will continue to attract and retain the personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

If we do not properly manage foreign sales and operations, our business could suffer.

We expect that a substantial portion of our future revenues will be derived from sales outside of Canada, and we operate in jurisdictions where we may lack sufficient expertise, local knowledge or contacts. Establishment of an international market for our products may take longer and cost more to develop than we anticipate and is subject to inherent risks, including unexpected changes in government policies, trade barriers, difficulty in staffing and managing foreign operations, longer payment cycles, and foreign exchange controls that restrict or prohibit repatriation of funds. As a result, if we do not properly manage foreign sales and operations, our business could suffer.

We may not realize the anticipated benefits from joint ventures, investments or acquisitions.

Our joint ventures, and any future joint venture, investment or acquisition, could expose us to certain liabilities, including those that we fail or are unable to identify during the investment or acquisition process. In addition, joint ventures and acquisitions often result in difficulties in integration, and, if such difficulties were to occur, they could adversely affect our results. The integration process may also divert the attention of, and place significant demands on, our managerial resources, which may disrupt our current business operations. As a result, we may fail to meet our current product development and commercialization schedules. Additionally, we may not be able to find suitable joint venture partners, investments or acquisitions, which could adversely affect our business strategy.

We could be adversely affected by risks associated with acquisitions.

We may, in the future, seek to expand our business through acquisitions. Any such acquisitions will be in part dependent on management’s ability to identify, acquire and develop suitable acquisition targets in both new and existing markets. In certain circumstances, acceptable acquisition targets might not be available. Acquisitions involve a number of risks, including: (i) the possibility that we, as a successor owner, may be legally and financially responsible for liabilities of prior owners; (ii) the possibility that we may pay more than the acquired company or assets are worth; (iii) the additional expenses associated with completing an acquisition and amortizing any acquired intangible assets; (iv) the difficulty of integrating the operations and personnel of an acquired business; (v) the challenge of implementing uniform standards, controls, procedures and policies throughout an acquired business; (vi) the inability to integrate, train, retain and motivate key personnel of an acquired business; and (vii) the potential disruption of our ongoing business and the distraction of management from our day-to-day operations. These risks and difficulties, if they materialize, could disrupt our ongoing business, distract management, result in the loss of key personnel, increase expenses and otherwise have a material adverse effect on our business, results of operations and financial performance.

We could be adversely affected by the operations of our joint ventures and joint venture partners.

We operate in many parts of the world that have experienced social unrest, political and economic instability and resulting governmental corruption. While we have policies in place to ensure adequate monitoring of our activities and compliance with Canadian, United States and local laws and regulations in the countries in which we operate, we also operate, and intend to operate in the future, through various joint venture arrangements. Our level of control over joint venture operations may be restricted or shared, and we may be unable to control the actions of joint venture partners or their employees. Despite our policies mandating compliance with Canadian, United States and local laws, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our joint ventures or their employees or agents. Such employees or agents of the joint venture or joint venture partners may undertake actions that would result in a violation of law, including but not limited to, tax laws, customs laws, environmental laws, labour laws, permitting laws and regulations, industry laws or international anti-corruption and anti-bribery laws, including Canadian anti-corruption laws and the U.S. Foreign Corrupt Practices Act. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business and operations.

Some of our foreign subsidiaries may do business in countries subject to U.S. sanctions and embargoes, and we have limited managerial oversight over those activities.

Some of our foreign subsidiaries, joint ventures or future acquisitions may sell our products to customers in countries that may be subject to sanctions and embargoes imposed by the U.S, Canadian governments or the United Nations. Although these sanctions and embargoes may not prohibit our foreign subsidiaries and joint ventures from selling products and providing services in these countries, they may prohibit us and our domestic subsidiaries and joint ventures, as well as employees of our foreign subsidiaries and joint ventures who are U.S. or Canadian citizens, from participating in, approving or otherwise facilitating any aspect of the business activities in those countries. The constraints on our ability to have U.S. or Canadian persons, including our senior management, provide managerial oversight and supervision over sales in embargoed countries may negatively affect the financial or operating performance of such business activities. Further, failure to comply with U.S. and Canadian laws in our foreign operations could result in material fines and penalties, damage to our reputation and a reduction in the value of our Common Shares.

Risks Related to our Common Shares

Our Common Share price may fluctuate.

The stock market in general, and the market prices of securities of technology companies in particular, can be extremely volatile, and fluctuations in our Common Share price may be unrelated to our operating performance. Our Common Share price could be subject to significant fluctuations in response to many factors, including: actual or anticipated variations in our results of operations; the addition or loss of customers; announcements of technological innovations, new products or services by us or our competitors; changes in financial estimates or recommendations by securities analysts; conditions or trends in our industry; our announcements of significant acquisitions, strategic relationships, joint ventures or capital commitments; additions or departures of key personnel; general market conditions; and other events or factors, many of which may be beyond our control. As of June 1, 2011, the 52-week trading price of our Common Shares on NASDAQ ranged from a low of $13.50 to a high of $27.90. See also “Price Range and Trading Volume of Common Shares”.

We do not currently intend to pay any cash dividends on our Common Shares in the foreseeable future; therefore, our shareholders may not be able to receive a return on their Common Shares until they sell them.

We have never paid or declared any cash dividends on our Common Shares. We do not anticipate paying any cash dividends on our Common Shares in the foreseeable future because, among other reasons, our current credit facilities restrict our ability to pay dividends and we currently intend to retain any future earnings to finance our business. The future payment of dividends will be dependent on factors such as cash on hand and achieving profitability, the financial requirements to fund growth, our general financial condition and other factors our board of directors may consider appropriate in the circumstances. Until we pay dividends, which we may never do, our shareholders will not be able to receive a return on their Common Shares unless they sell them.

If we are characterized as a passive foreign investment company, U.S. holders may be subject to adverse U.S. federal income tax consequences.

Based in part on current operations and financial projections, we do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, we must make an annual determination as to whether we are a PFIC based on the types of income we earn and the types and value of our assets from time to time, all of which are subject to change. Therefore, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation generally will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. The market value of our assets may be determined in large part by the market price of our Common Shares, which is likely to fluctuate. In addition, the composition of our income and assets will be affected by how, and how quickly, we use any cash that we raise. If we were to be treated as a PFIC for any taxable year during which you hold Common Shares, certain adverse U.S. federal income tax consequences could apply to U.S. holders.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our U.S. shareholders.

We are a foreign private issuer under applicable U.S. federal securities laws and, therefore, we are not required to comply with all the periodic disclosure and current reporting requirements of the United States Securities Exchange Act of 1934, as amended and related rules and regulations (the “Exchange Act”). As a result, we do not file the same reports that a U.S. domestic issuer would file with the SEC, although we will be required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell our Common Shares as the reporting periods under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer, we are exempt from the proxy rules under the Exchange Act.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

In order to maintain our current status as a foreign private issuer, a majority of our Common Shares must be either directly or indirectly owned by non-residents of the United States unless we also satisfy one of the additional requirements necessary to preserve this status. We may in the future lose our foreign private issuer status if a majority of our Common Shares are held in the United States and we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs we incur as a Canadian foreign private issuer eligible to use the multi-jurisdictional disclosure system (MJDS). If we are not a foreign private issuer, we would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the United States Securities and Exchange Commission, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, we may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers.

United States investors may not be able to obtain enforcement of civil liabilities against us.

The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that we are governed by the Business Corporations Act (Alberta), a statute of the Province of Alberta, Canada, that the majority of our officers and directors and some of the experts named in this AIF, are residents of Canada or otherwise reside outside the United States, and that all, or a substantial portion of their assets and a substantial portion of our assets, are located outside the United States. It may not be possible for investors to effect service of process within the United States on certain of our directors and officers or the experts named in this AIF or enforce judgments obtained in the United States courts against us, certain of our directors and officers or the experts named in this AIF based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States.

There is some doubt as to whether a judgment of a United States court based solely upon the civil liability provisions of United States federal or state securities laws would be enforceable in Canada against us, our directors and officers or the experts named in this AIF. There is also doubt as to whether an original action could be brought in Canada against us or our directors and officers or the experts named in this AIF to enforce liabilities based solely upon United States federal or state securities laws.

USE OF PROCEEDS

Unless otherwise indicated in an applicable Prospectus Supplement relating to an offering of Securities, we will use the net proceeds we receive from the sale of Securities to finance future growth opportunities including acquisitions and investments, to finance our capital expenditures, to reduce our outstanding indebtedness, for working capital purposes or for general corporate purposes. The amount of net proceeds to be used for each of the principal purposes will be described in the applicable Prospectus Supplement. All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents will be paid out of our general funds. From time to time, we may issue debt securities or incur additional indebtedness other than through the issue of Securities pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

The following description of our Common Shares is a summary only and is qualified in its entirety by reference to our articles of incorporation, which have been filed with the securities commission or similar regulatory authority in each of the provinces of Canada, and are available for review at www.sedar.com.

We are authorized to issue an unlimited number of Common Shares. As of December 22, 2011, we had 48,455,601 Common Shares issued and outstanding. Each Common Share entitles the holder to: (i) one vote per share held at meetings of shareholders; (ii) receive such dividends as declared by us, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Shares and our credit facilities; and (iii) receive our remaining property and assets upon dissolution or winding up. Our Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

In the event of our merger or consolidation with or into another entity in connection with which our Common Shares are converted into or exchanged for shares or other securities of another entity or property (including cash), all holders of our Common Shares will thereafter be entitled to receive the same kind and number of securities or kind of property (including cash). Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Shares having liquidation preferences, if any, the holders of our Common Shares will be entitled to receive pro rata our remaining assets available for distribution.

DESCRIPTION OF PREFERRED SHARES

The following description of our Preferred Shares is a summary only and is qualified in its entirety by reference to our articles of incorporation, which have been filed with the securities commission or similar regulatory authority in each of the provinces of Canada, and are available for review at www.sedar.com.

We are authorized to issue an unlimited number of Preferred Shares issuable in series with no par value, none of which are currently outstanding. Our board of directors has the authority to determine, with respect to any series of Preferred Shares, the rights, privileges, restrictions and conditions of that series, including:

•	the designation of the series;

•

the number of shares of the series, which our board may, except where otherwise provided in the provisions applicable to such series, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Subject to any rights, privileges, restrictions and conditions that may have been determined by the directors to apply to any series of Preferred Shares, the holders of our Preferred Shares shall have no right to receive notice of or to be present at or vote either in person, or by proxy, at any of our general meetings by virtue of or in respect of their holding of Preferred Shares.

Subject to any rights, privileges, restrictions and conditions that may have been determined by the directors to apply to any series of Preferred Shares or any restrictions in any of our debt agreements, the directors shall have complete uncontrolled discretion to pay dividends on any class or classes of shares or any series within a class of shares issued and outstanding in any particular year to the exclusion of any other class or classes of shares or any series within a class of shares out of any or all profits or surplus available for dividends.

On our winding-up, liquidation or dissolution or upon the happening of any other event giving rise to a distribution of our assets other than by way of dividend amongst our shareholders for the purposes of winding-up its affairs, subject to any rights, privileges, restrictions and conditions that may have been determined by the Board to attach to any series of Preferred Shares, the holders of all Common Shares and Preferred Shares shall be entitled to participate pari passu.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following description of the terms of Subscription Receipts sets forth certain general terms and provisions of Subscription Receipts in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Subscription Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts.

Subscription Receipts may be offered separately or in combination with one or more other Securities. The Subscription Receipts will be issued under a subscription receipt agreement. A copy of the subscription receipt agreement will be filed by us with the applicable securities commission or similar regulatory authorities after it has been entered into by us and will be available electronically at www.sedar.com.

Pursuant to the subscription receipt agreement, original purchasers of Subscription Receipts may have a contractual right of rescission against Westport, following the issuance of the underlying Common Shares or other securities to such purchasers upon the surrender or deemed surrender of the Subscription Receipts, to receive the amount paid for the Subscription Receipts in the event that this Prospectus and any amendment thereto contains a misrepresentation or is not delivered to such purchaser, provided such remedy for rescission is exercised within 180 days from the closing date of the offering of Subscription Receipts.

The description of general terms and provisions of Subscription Receipts described in any Prospectus Supplement will include, where applicable:

•	the number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the Subscription Receipts are denominated;

•	the procedures for the exchange of the Subscription Receipts into Common Shares or other securities;

•	the number of Common Shares or other securities that may be obtained upon exercise of each Subscription Receipt;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

•	the terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	the material tax consequences of owning the Subscription Receipts; and

•	any other material terms, conditions and rights (or limitations on such rights) of the Subscription Receipts.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Subscription Receipts that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Subscription Receipts described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Subscription Receipts.

DESCRIPTION OF WARRANTS

The following description of the terms of Warrants sets forth certain general terms and provisions of Warrants in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Warrants offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Warrants.

Warrants may be offered separately or in combination with one or more other Securities. Each series of Warrants will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies acting as warrant agent. The applicable Prospectus Supplement will include details of the warrant agreements covering the Warrants being offered. The warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. A copy of the warrant agreement will be filed by us with the applicable securities commission or similar regulatory authorities after it has been entered into by us and will be available electronically at www.sedar.com.

Pursuant to the warrant agreement, original purchasers of Warrants may have a contractual right of rescission against Westport, following the issuance of the underlying Common Shares or other securities to such purchasers upon the exercise or deemed exercise of the Warrants, to receive the amount paid for the Warrants and the amount paid upon exercise of the Warrants in the event that this Prospectus and any amendment thereto contains a misrepresentation or is not delivered to such purchaser, provided such remedy for rescission is exercised within 180 days from the closing date of the offering of Warrants.

The description of general terms and provisions of Warrants described in any Prospectus Supplement will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the Warrants are denominated;

•	the designation and terms of the Common Shares that may be acquired upon exercise of the Warrants;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•

the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

•	the minimum or maximum amount, if any, of Warrants that may be exercised at any one time;

•	whether the Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and

•	any other material terms, conditions and rights (or limitations on such rights) of the Warrants.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.

We have delivered an undertaking to the British Columbia Securities Commission (the “Commission”) that we will not offer Warrants separately from other Securities (“Stand-Alone Warrants”) unless a Prospectus Supplement containing the specific terms of the offering of Stand-Alone Warrants is first approved for filing by the Commission.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of Debt Securities sets forth certain general terms and provisions of Debt Securities in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Debt Securities. Debt Securities may be offered separately or in combination with one or more other Securities. We may, from time to time, issue debt securities and incur additional indebtedness other than through the issuance of Debt Securities pursuant to this Prospectus.

The Debt Securities will be issued under one or more indentures (each, a “Trust Indenture”), in each case between ourselves and a financial institution authorized to carry on business as a trustee (each, a “Trustee”).

The following description sets forth certain general terms and provisions of the Debt Securities and is not intended to be complete. The particular terms and provisions of the Debt Securities and a description of how the general terms and provisions described below may apply to the Debt Securities will be included in the applicable Prospectus Supplement. The following description is subject to the detailed provisions of the applicable Trust Indenture. Accordingly, reference should also be made to the applicable Trust Indenture, a copy of which will be filed by us with the securities commission or similar regulatory authority in each of the provinces of Canada in which we are a reporting issuer after it has been entered into by us and will be available electronically at www.sedar.com.

General

The Debt Securities may be issued from time to time in one or more series. We may specify a maximum aggregate principal amount for the Debt Securities of any series and, unless otherwise provided in the applicable Prospectus Supplement, a series of Debt Securities may be reopened for issuance of additional Debt Securities of such series.

Any Prospectus Supplement for Debt Securities supplementing this Prospectus will contain the specific terms and other information with respect to the Debt Securities being offered thereby, including:

•	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

•	any limit upon the aggregate principal amount of such Debt Securities;

•

the currency or currency units for which such Debt Securities may be purchased and the currency or currency units in which the principal and any interest is payable (in either case, if other than Canadian dollars);

•	the issue price (at par, at a discount or at a premium) of such Debt Securities;

•	the date or dates on which such Debt Securities will be issued and delivered;

•	the date or dates on which such Debt Securities will mature, including any provision for the extension of a maturity date, or the method of determination of such date(s);

•	the rate or rates per annum (either fixed or floating) at which such Debt Securities will bear interest (if any) and, if floating, the method of determination of such rate;

•

the date or dates from which any such interest will accrue and on which such interest will be payable and the record date or dates for the payment of such interest, or the method of determination of such date(s);

•	if applicable, the provisions for subordination of such Debt Securities to other indebtedness of the Corporation;

•	the Trustee under the Trust Indenture pursuant to which such Debt Securities are to be issued;

•	any redemption term or terms under which such Debt Securities may be defeased whether at or prior to maturity;

•	any repayment or sinking fund provisions;

•	any events of default applicable to such Debt Securities;

•	whether such Debt Securities are to be issued in registered form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any exchange or conversion terms and any provisions for the adjustment thereof;

•

if applicable, our ability to satisfy all or a portion of any redemption of such Debt Securities, any payment of any interest on such Debt Securities or any repayment of the principal owing upon the maturity of such Debt Securities through the issuance of securities by us or of any other entity, and any restriction(s) on the persons to whom such securities may be issued;

•	the provisions applicable to the modification of the terms of the Trust Indenture; and

•	any other specific material terms or covenants applicable to such Debt Securities.

We reserve the right to include in a Prospectus Supplement specific terms pertaining to the Debt Securities which are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Debt Securities.

Ranking

The Debt Securities will be direct unsecured obligations of Westport. The Debt Securities will be senior or subordinated indebtedness of Westport as described in the applicable Prospectus Supplement. If the Debt Securities are senior indebtedness, they will rank equally and rateably with all other unsecured indebtedness of Westport from time to time issued and outstanding which is not subordinated. If the Debt Securities are subordinated indebtedness, they will be subordinated to senior indebtedness of Westport as described in the applicable Prospectus Supplement, and they will rank equally and rateably with other subordinated indebtedness of Westport from time to time issued and outstanding as described in the applicable Prospectus Supplement. We reserve the right to specify in a Prospectus Supplement whether a particular series of subordinated Debt Securities is subordinated to any other series of subordinated Debt Securities.

Registration of Debt Securities

Debt Securities in Book Entry Form

Debt Securities of any series may be issued in whole or in part in the form of one or more global securities (each a “Global Security” and together “Global Securities”) registered in the name of a designated clearing agency (a “Depositary”) or its nominee and held by or on behalf of the Depositary in accordance with the terms of the applicable Trust Indenture. The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will, to the extent not described herein, be described in the Prospectus Supplement relating to such series.

A Global Security may not be transferred, except as a whole between the Depositary and a nominee of the Depositary or as between nominees of the Depositary, or to a successor Depositary or nominee thereof, until it is wholly exchanged for Debt Securities in certificated non-book-entry form in accordance with the terms of the applicable Trust Indenture. So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Trust Indenture and payments of principal of and interest, if any, on the Debt Securities represented by a Global Security will be made by us to the Depositary or its nominee.

Subject to such exceptions, if any, as may be provided for in the Trust Indenture and described in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in certificated non-book-entry form, will not be considered the owners or holders thereof under the applicable Trust Indenture and will be unable to pledge Debt Securities as security. The laws of some states in the United States may require that certain purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form.

Principal and interest payments, if any, on the Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. Neither Westport, the Trustee nor any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Westport, any underwriters, dealers or agents and any Trustee identified in an accompanying Prospectus Supplement, as applicable, will not have any liability or responsibility for (i) records maintained by the Depositary relating to beneficial ownership interests in the Debt Securities held by the Depositary or the book-entry accounts maintained by the Depositary, (ii) maintaining, supervising or reviewing any records relating to any such beneficial ownership interests, or (iii) any advice or representation made by or with respect to the Depositary and contained in this Prospectus or in any Prospectus Supplement or Trust Indenture with respect to the rules and regulations of the Depositary or at the direction of Depositary participants.

The applicable Prospectus Supplement will identify the applicable Depositary for any Debt Securities represented by a Global Security.

Debt Securities in Registered Form

Debt Securities of any series may be issued in whole or in part in registered form as provided in the applicable Trust Indenture.

In the event that the Debt Securities are issued in certificated non-book-entry form, principal and interest, if any, will be payable, the transfer of such Debt Securities will be registerable and such Debt Securities will be exchangeable for Debt Securities in other denominations of a like aggregate principal amount at the office or agency maintained by us. Payment of principal and interest, if any, on Debt Securities in certificated non-book-entry form may be made by check mailed to the address of the holders entitled thereto.

Subject to the foregoing limitations, Debt Securities of any authorized form or denomination issued under the applicable Trust Indenture may be transferred or exchanged for Debt Securities of any other authorized form or denomination or denominations, any such transfer or exchange to be for an equivalent aggregate principal amount of Debt Securities of the same series, carrying the same rate of interest and same redemption and other provisions as the Debt Securities so transferred or exchanged. Exchanges of Debt Securities of any series may be made at the offices of the applicable Trustee and at such other places as we may from time to time designate with the approval of the applicable Trustee and may be specified in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the applicable Trustee will be the registrar and transfer agent for any Debt Securities issued in certificated non-book-entry form under the applicable Trust Indenture.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units.

The particular terms of each issue of Units will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Units offered;

•	the price at which the Units will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the Units are denominated;

•	the terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•

the number of Securities that may be purchased upon exercise of each Unit and the price at which and currency or currency unit in which that amount of Securities may be purchased upon exercise of each Unit;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; and

•	any other material terms, conditions and rights (or limitations on such rights) of the Units.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.

PRIOR SALES

The following description of securities issuances contains information with respect to all issuances of our securities for the 12-month period prior to the date of this Prospectus.

We have issued the following Common Shares during the twelve month period prior to the date of this Prospectus Supplement:

Date	Price per Common Share(1) (2) (CDN$)	Number of Common Shares(3)
December 2010	11.11 – 19.15	12,140	(4)
January 2011	11.11	1,000
February 2011	6.51 – 11.11	22,538	(5)
March 2011	4.83 – 14.90	89,202	(6)
April 2011	4.27 – 26.17	155,507	(7)
May 2011	5.25	3,760
June 2011	3.40 – 26.17	120,895	(8)
July 2011	4.27 – 24.17	918,806	(9)
August 2011	5.29 – 21.83	98,012	(10)
September 2011	3.68 – 14.90	92,234	(11)
October 2011	10.71 – 29.56	34,684	(12)
November 2011	4.73 – 19.15	25,479	(13)
December (to December 20, 2011)	7.77– 14.90	33,920

Notes:

(1)	Represents a price range indicating the lowest and highest prices at which Common Shares were issued during the relevant period.
(2)	Common Shares issued upon exercise of performance share units have no exercise price. The price per Common Share set forth in the above table is the fair value per Common Share as of the grant date.
(3)	Unless otherwise noted, all Common Shares were issued upon exercise of stock options granted under the Westport Stock Option Plan (as defined in the Management Proxy Circular) or upon exercise of warrants.
(4)	Includes 1,140 Common Shares issued upon exercise of units granted under the Westport Omnibus Plan (as defined in the Management Proxy Circular).
(5)	Includes 19,705 Common Shares issued upon exercise of units granted under the Westport performance share unit plan, as amended.
(6)	Includes 48,866 Common Shares issued upon exercise of units granted under the Westport performance share unit plan, as amended.
(7)	Includes 9,032 Common Shares issued upon exercise of units granted under the Westport Omnibus Plan and 67,044 units granted under the Westport performance share unit plan, as amended.
(8)	Includes 500 Common Shares issued upon exercise of units granted under the Westport Omnibus Plan and 110,145 units granted under the Westport performance share unit plan, as amended.
(9)	Includes 25,000 Common Shares issued upon exercise of units granted under the Westport performance share unit plan, as amended and 881,860 Common Shares issued as part of the acquisition of Emer.
(10)	Includes 76,162 Common Shares issued upon exercise of units granted under the Westport Omnibus Plan and 21,850 Common Shares issued upon exercise of units granted under the Westport performance share unit plan, as amended.
(11)	Includes 34,428 Common Shares issued upon exercise of units granted under the Westport performance share unit plan, as amended.
(12)	Includes 33,161 Common Shares issued as part of the acquisition of AFV.
(13)	Includes 1,000 Common Shares issued upon exercise of units granted under the Westport Omnibus Plan.

We have, during the last twelve months, granted the following performance share units and restricted share units pursuant to the Westport Omnibus Plan. No stock option awards were granted during the last twelve months.

Share-based Awards
Date	Number of units granted (#)		Per Share market value of shares underlying units at time of unit issuance ($)
November 24, 2010	5,500	(1)	19.15
April 1, 2011	12,000	(1)	23.19
April 6, 2011	90,748	(1)	26.17
April 6, 2011	72,902	(2)	42.42
April 6, 2011	72,892	(2)	47.06
August 19, 2011	20,750	(2)	23.01

Notes:

(1)	Represents a grant of restricted share units pursuant to the Westport Omnibus Plan.
(2)	Represents a grant of performance share units pursuant to the Westport Omnibus Plan.

MARKET FOR SECURITIES

Our outstanding Common Shares are listed and posted for trading on the TSX under the trading symbol “WPT” and on NASDAQ under the trading symbol “WPRT”. The following table sets forth the market price ranges and the aggregate volume of trading of the Common Shares on the TSX and NASDAQ for the periods indicated.

	TSX				NASDAQ
Period	High ($)	Low ($)	Close ($)	Volume (Shares)	High (U.S.$)	Low (U.S.$)	Close (U.S.$)	Volume (Shares)
2010
May	20.73	14.36	16.30	2,879,505	20.44	13.39	16.31	14,979,785
June	20.05	14.13	16.75	7,916,940	19.51	13.50	15.69	21,177,689
July	21.95	16.17	20.32	2,948,820	21.34	14.94	19.89	15,252,969
August	19.69	16.52	16.93	2,389,438	20.40	15.51	15.96	13,288,742
September	19.80	16.90	18.03	1,868,453	19.25	16.23	17.60	8,622,121
October	19.27	17.25	18.54	1,467,776	18.99	16.80	18.12	7,581,005
November	19.79	17.31	18.56	1,982,599	19.59	17.10	18.15	16,468,293
December	20.80	18.06	18.35	4,193,273	20.62	17.93	18.52	10,020,640
2011
January	19.70	15.11	15.70	2,852,105	19.77	15.15	15.77	11,919,727
February	18.49	14.14	17.86	3,182,298	19.00	14.25	18.37	18,268,175
March	21.49	16.06	21.25	2,164,804	22.39	16.19	21.98	18,118,712
April	26.77	21.57	23.93	3,005,359	27.90	22.40	25.30	28,261,200
May	25.36	20.79	23.93	1,189,443	25.96	21.29	24.83	15,127,504
June	24.34	19.29	23.11	3,660,608	24.97	19.66	24.02	19,669,196
July	26.84	22.89	24.41	1,621,890	28.05	23.60	25.64	19,374,848
August	24.94	19.87	23.93	2,394,194	27.07	20.01	24.46	22,525,688
September	33.97	22.00	30.39	4,431,023	34.23	22.13	28.93	28,389,524
October	31.41	24.05	30.08	3,076,815	31.68	22.63	30.25	21,817,981
November	31.88	26.82	28.40	2,348,998	31.28	25.82	27.67	16,983,860
December (to December 20)	31.94	28.03	31.81	1,271,995	31.00	26.90	30.87	11,468,924

PLAN OF DISTRIBUTION

We may sell Securities to or through underwriters, dealers, placement agents or other intermediaries and also may sell Securities directly to purchasers or through agents, subject to obtaining any applicable exemption from registration requirements.

The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers and as set forth in an accompanying Prospectus Supplement.

In connection with the sale of Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers, placement agents or other intermediaries that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

If so indicated in the applicable Prospectus Supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable Prospectus Supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

The Prospectus Supplement relating to any offering of Securities will also set forth the terms of the offering of the Securities, including, to the extent applicable, the initial offering price, the proceeds to us, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. Underwriters with respect to any offering of Securities sold to or through underwriters will be named in the Prospectus Supplement relating to such offering.

Under agreements which may be entered into by us, underwriters, dealers, placement agents and other intermediaries who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under applicable securities legislation. The underwriters, dealers, placement agents and other intermediaries with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any offering of Preferred Shares, Subscription Receipts, Debt Securities, Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Subscription Receipts, Debt Securities, Warrants or Units will not be listed on any securities exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Preferred Shares, Subscription Receipts, Debt Securities, Warrants or Units may be sold and purchasers may not be able to resell Preferred Shares, Subscription Receipts, Debt Securities, Warrants or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Preferred Shares, Subscription Receipts, Debt Securities, Warrants or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Certain dealers may make a market in the Preferred Shares, Subscription Receipts, Debt Securities, Warrants or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Preferred Shares, Subscription Receipts, Debt Securities, Warrants or Units or as to the liquidity of the trading market, if any, for the Preferred Shares, Subscription Receipts, Debt Securities, Warrants or Units.

Subject to applicable securities legislation, in connection with any offering of Securities under this Prospectus, the underwriters, if any, may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences which may be applicable to a purchaser of Securities offered thereunder, and may also include a discussion of certain United States federal income tax consequences to the extent applicable.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement, certain legal matters relating to the offering of the securities will be passed upon for us by Bennett Jones LLP and Kirkland & Ellis LLP. In addition, certain legal matters in connection with any offering of securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.

The partners and associates of Bennett Jones LLP, as a group, and the partners and associates of Kirkland & Ellis LLP, as a group, each beneficially own, directly or indirectly, less than 1% of our securities.

AUDITORS

Our financial statements as at March 31, 2011 and 2010 incorporated by reference into this Prospectus have been audited by KPMG LLP, independent auditors, as indicated in their report dated June 8, 2011 which is also incorporated by reference herein, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. KPMG LLP are independent of us pursuant to the rules of professional conduct applicable to auditors in all provinces of Canada and independent within the meaning of the U.S. Exchange Act, as amended.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part:

•	the documents referred to under “Documents Incorporated by Reference” in this Prospectus;

•	the consent of our auditors KPMG LLP;

•	the consent of our Canadian counsel Bennett Jones LLP;

•	the consent of our United States counsel Kirkland & Ellis LLP; and

•	powers of attorney from our directors and officers.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto. The legislation further provides a purchaser with remedies for rescission or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser or any amendment contains a misrepresentation or are not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation in the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

AUDITORS’ CONSENT

The Board of Directors of Westport Innovations Inc.

We have read the short form base shelf prospectus dated • relating to the qualification for distribution of up to $300,000,000 aggregate initial offering price of common shares, preferred shares, subscription receipts, warrants, debt securities and/or units of Westport Innovations Inc. (the “Corporation”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above mentioned short form base shelf prospectus of our report to the shareholders of the Corporation on the consolidated financial statements of the Corporation, which comprise of the consolidated balance sheets as at March 31, 2011 and 2010, the consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three year period ended March 31, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information. Our report is dated June 8, 2011.

Vancouver, Canada	•
•	Chartered Accountants

CERTIFICATE OF THE CORPORATION

Dated: December 22, 2011

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

(SIGNED) DAVID R. DEMERS	(SIGNED) BILL E. LARKIN
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors of

the Corporation

(SIGNED) M.A. (JILL) BODKIN	(SIGNED) JOHN A. BEAULIEU
Director	Director

C-1

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 124 of the Business Corporations Act (Alberta) (the “ABCA”) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court of Queen’s Bench of Alberta indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in the person’s defence of the action or proceeding,

(b)	fulfils the conditions set out in subsection (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)	in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court of Queen’s Bench of Alberta for an order approving an indemnity under this section and the Court of Queen’s Bench of Alberta may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court of Queen’s Bench of Alberta may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Section 7 of the By-laws of the Registrant, contains the following provisions with respect to indemnification of the Registrant’s directors and officers:

7.05 Limitation of Liability

Subject to the ABCA, no director or officer for the time being of the Registrant shall be liable for the acts, receipts, neglects or defaults if any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by the Registrant or for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Registrant shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which moneys, securities or effects shall be lodged or deposited for any loss, conversation, misapplication or misappropriation of or any damage resulting from any dealings with moneys, securities or other assets of or belonging to the Registrant or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interests of the Registrant and through a failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

7.06 Indemnity

Subject to the ABCA, the Registrant shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect to any civil, criminal or administrative action or proceedings to which he is made a party by reason of being or having been a director of officer of the Registrant or such body corporate, if:

(a) he acted honestly and in good faith with a view to the best interests of the Registrant; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

7.07 Insurance

The Registrant may, subject to and in accordance with the ABCA, purchase and maintain insurance for the benefit of any director or officer as such against liability incurred by him.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

See Exhibit Index in Part II on Page III - 4.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this registration statement.

III - 1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on December 22, 2011.

Westport Innovations Inc.
(Registrant)

By:	/s/ DAVID R. DEMERS
David R. Demers
Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints David R. Demers, Bill E. Larkin and Elaine A. Wong, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such person and in each person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID R. DEMERS David R. Demers	Chief Executive Officer and Director	December 22, 2011

/s/ BILL E. LARKIN Bill E. Larkin	Chief Financial Officer	December 22, 2011

/s/ ELAINE A. WONG Elaine A. Wong	Executive Vice President, Strategic Development	December 22, 2011

/s/ JOHN A. BEAULIEU John A. Beaulieu	Chairman and Director	December 22, 2011

Warren J. Baker	Director

/s/ M.A. (JILL) BODKIN M.A. (Jill) Bodkin	Director	December 22, 2011

/s/ DEZSÖ HORVÁTH Dezsö Horváth	Director	December 19, 2011

III - 2

Signature	Title	Date

/S/ SARAH LIAO SAU TUNG Sarah Liao Sau Tung	Director	December 22, 2011

/S/ ALBERT MARINGER Albert Maringer	Director	December 22, 2011

/S/ GOTTFRIED MUENCH Gottfried (Guff) Muench	Director	December 22, 2011

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/S/ JOHN A. BEAULIEU John A. Beaulieu	Authorized Representative in United States	December 22, 2011

III - 3

EXHIBIT INDEX

Exhibit No.	Description

4.1*	The Annual Information Form dated June 1, 2011, for the year ended March 31, 2011, filed with the Commission as Exhibit 99.1 to the Registrant’s Annual Report on Form F-10 filed June 8, 2011.

4.2*	The Management Proxy Circular dated June 1, 2011 relating to the annual and special meeting of shareholders held on July 14, 2011, furnished to the Commission under cover of Form 6-K on June 21, 2011.

4.3*	The audited consolidated financial statements as at March 31, 2011 and 2010 and for the years ended March 31, 2011, 2010 and 2009, together with the notes thereto, and the auditors’ report thereon addressed to our shareholders, filed with the Commission as Exhibit 99.2 to the Registrant’s Annual Report on Form F-10 filed June 8, 2011.

4.4*	The Management’s Discussion and Analysis of financial condition and results of operations dated June 1, 2011, for the year ended March 31, 2011, filed with the Commission as Exhibit 99.3 to the Registrant’s Annual Report on Form F-10 filed June 8, 2011.

4.5*	The business acquisition report dated September 14, 2010 relating to our acquisition of OMVL S.p.A., filed with the Commission as Exhibit filed with the Commission as Exhibit 99.1 to Form 6-K filed September 16, 2010.

4.6*	The business acquisition report dated September 14, 2011 relating to our acquisition of Emer S.p.A., filed with the Commission as Exhibit filed with the Commission as Exhibit 99.1 to Form 6-K filed September 15, 2011.

4.7*	The interim consolidated financial statements as at September 30, 2011 and for the three and six months ended September, 30, 2011, filed with the Commission as Exhibit 99.2 to Form 6-K filed November 2, 2011.

4.8*	The Management’s Discussion and Analysis of financial condition and results of operations dated October 31, 2011, for the three and six months ended September 30, 2011, filed with the Commission as Exhibit 99.1 to Form 6-K filed November 2, 2011.

5.1	Consent of KPMG LLP

5.2	Consent of Bennett Jones LLP

5.3	Consent of Kirkland & Ellis LLP

6.2	Power of Attorney of certain officers and directors of the Registrant (included on signature pages)

7.1**	Form of Debt Indenture

7.2***	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1

*	Previously filed or furnished to the Commission.
**	To be filed by amendment
***	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder, if required.

III - 4